EXHIBIT 9


                          AMENDMENT TO FUND ACCOUNTING,
                      DIVIDEND DISBURSING & TRANSFER AGENT
                          AND ADMINISTRATION AGREEMENT


THIS AMENDMENT, made and entered into effective as of the 29th day of September, 1997, by and between THE NOTTINGHAM INVESTMENT TRUST II, a Massachusetts business trust (the "Trust"), and THE NOTTINGHAM COMPANY, INC., a North Carolina corporation (the "Administrator").

WHEREAS, the parties have previously entered into that certain Fund Accounting, Dividend Disbursing & Transfer Agent and Administration Agreement dated November 10, 1992 with respect to all series of the Trust (the "Agreement").

WHEREAS, the Agreement has been continued from time to time by the parties as provided therein, with amendments from time to time to Exhibit C thereof, reflecting the Administrator's Compensation Schedule.

WHEREAS, the parties desire to again amend Exhibit C thereof, as provided herein.

NOW THEREFORE, the Trust and the Administrator do mutually promise and agree as follows:


         1. Amendment. The Agreement is hereby amended by deleting Exhibit C thereof and substituting in lieu thereof a new Exhibit C in the form attached hereto.

         2. Ratification. Except as ammended as provided above, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized officers on the date first above written.




ATTEST:                                       THE NOTTINGHAM INVESTMENT TRUST II


____________________________                  By:_______________________________
(Seal)




ATTEST:                                             THE NOTTINGHAM COMPANY, INC.


___________________________                   By:_______________________________
(Seal)


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                                    Exhibit C

                      ADMINISTRATOR'S COMPENSATION SCHEDULE

For the services delineated in the Fund Accounting and Administration Agreement, the Administrator shall be compensated monthly, as of the last day of each month, within five business days of the month end, a base fee plus a fee based upon net assets according to the following schedule. The fee is calculated based upon the Trust's average daily net assets of each Fund:

Base Fee:  $2,000 per month

Class Fee: $750 for each additional class of shares

Equity and Balanced Funds
(for all Funds except ones specifically listed below)

                                                            Annual
            Net Assets                                       Fee

       On the first $50 million                             0.175%
       On the next $50 million                              0.150%
       On the next $50 million                              0.125%
       On all assets over $150 million                      0.100%

Fixed Income Funds
(for all Funds except ones specifically listed below)

                                                             Annual
            Net Assets                                        Fee

       On all assets                                        0.125%


Shareholder Recordkeeping

       $9 per shareholder per year, minimum $500 per month


Blue Sky Administration

       $150 per registered state per year


IRA Accounts

       $15 per year (billed directly to the shareholder)


Minimum fee per year

       Minimum fee of $3,000 per Fund of the Trust per month for all fees taken in the aggregate as outlined above, analyzed monthly.


Securities Pricing

$0.20   per equity security per pricing day
$0.20   per corporate bond, government bond, medium-term bond or mortgage backed security per pricing day
$0.40   per CMO or asset backed securities per pricing day
$0.40   per municipal security per pricing day
$2.00   per equity per month for corporate action coverage